Exhibit No. 4.9

AGREED FORM – 7 MAY 2008 AMENDED 27 JUNE 2008 AMENDED 6 NOVEMBER 2008

£475,000,000

FACILITY AGREEMENT

6 NOVEMBER 2008

BEST BUY EUROPE DISTRIBUTIONS LTD (formerly CPW DISTRIBUTION HOLDINGS LTD)

the Company

BEST BUY CO., INC

the Guarantor

THE CARPHONE WAREHOUSE GROUP PLC

the Lender

THIS AGREEMENT is dated 6 November 2008 and made

BETWEEN:

(1)            BEST BUY EUROPE DISTRIBUTIONS LIMITED (formerly CPW DISTRIBUTION HOLDINGS LIMITED), a company incorporated in England and Wales with registration number 6534088 (the Company);

(2)            BEST BUY CO., INC (the Guarantor); and

(3)            THE CARPHONE WAREHOUSE GROUP PLC, a company incorporated in England and Wales with registration number 3253714 (the Lender).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.             DEFINITIONS AND INTERPRETATION

1.1          Definitions

In this Agreement:

Acceptable Bank means a commercial bank or trust company which has a rating of A or higher by Standard & Poor’s Ratings Group or Fitch Limited or A2 or higher by Moody’s Investors Services, Inc. or a comparable rating from an internationally recognised credit rating agency for its long-term debt obligations.

Authorisation means an authorisation, permit, consent, approval, resolution, licence, exemption, filing or registration.

Availability Period means the period from and including the date of this Agreement to and including the date which is one Month before the Final Maturity Date or such other later date as may be agreed by the Lender acting reasonably.

Available Commitment means the Lender’s Commitment minus:

(a)           the Base Currency Amount of any outstanding Loans; and

(b)           in relation to any proposed Utilisation, the Base Currency Amount of any Loans that are due to be made on or before the proposed Utilisation Date,

other than any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

Base Currency means sterling.

Base Currency Amount means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Company for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Lender’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Lender receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Loan.

Break Costs means the amount (if any) by which:

(a)           the interest (excluding the Margin) which the Lender should have received for the period from the date of receipt of all or any part of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)           the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a)           (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)           (in relation to any date for payment or purchase of euro) any TARGET Day.

Commitment means £475,000,000, to the extent not cancelled or reduced under this Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 3 (Form of Compliance Certificate).

Carphone Facility means the £550,000,000  revolving credit facility dated 13th March 2008 and agreed between the Lender and a group of relationship banks

Default means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

EBIT means, in relation to any Relevant Period, the total consolidated operating profit of the Group for that Relevant Period before taking into account:

(a)           Net Interest Expense;

(b)           Tax;

(c)           any share of the profit of any associated company or undertaking, except for dividends received in cash by any member of the Group; and

(d)           all extraordinary and exceptional items,

as determined (except as needed to reflect the terms of Clause 19 (Financial Covenant)) from the financial statements of the Group and Compliance Certificates delivered under Clause 18.1 (Financial Statements) and Clause 18.2 (Compliance Certificate).

EBITDA means, in relation to any Relevant Period, EBIT for that Relevant Period after adding back all amounts provided for depreciation, amortisation and write-downs of goodwill and other intangible assets, as determined (except as needed to reflect the terms of Clause 19 (Financial Covenant)) from the financial statements of the Group and Compliance Certificates delivered under Clause 18.1 (Financial Statements) and Clause 18.2 (Compliance Certificate).

Event of Default means any event or circumstance specified as such in Clause 21 (Events of Default).

Facility means the revolving credit loan facility made available under this Agreement as described in Clause 2 (The Facility).

Final Maturity Date means the 13th March 2013.

Finance Document means this Agreement and any other document designated as such by the Lender, the Guarantor and the Company.

Financial Indebtedness means, without double counting, any indebtedness for or in respect of:

(a)           moneys borrowed;

(b)           any amount raised by acceptance under any acceptance credit facility;

(c)           any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)           the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)           receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)            any amount raised under any other transaction (including any forward sale or purchase agreement) intended to and having the commercial effect of a borrowing;

(g)           any derivative transaction entered into in connection with protection against or benefit from fluctuation in any interest rate or foreign exchange rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)           shares which are expressed to be redeemable before the Final Maturity Date;

(i)            any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (provided that, for all purposes, any counter-indemnity obligation relating to the obligations of a member of the Group arising in the ordinary course of its trade for purposes other than to raise finance, shall not be included in this paragraph (i)); and

(j)            the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

Financial Year means a financial year of the Company.

GAAP means generally accepted accounting principles, standards and practices in the United Kingdom, being IFRS.

Guarantee means the guarantee of the Guarantor contained in Clause 16.

Group means the Company and its Subsidiaries for the time being.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

Legal Reservations means any applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application.

Lender’s Spot Rate of Exchange means the rate of exchange at which the Lender can, acting reasonably, purchase the relevant currency with the Base Currency in the London foreign exchange market.

LIBOR means, in relation to a Loan:

(a)           the applicable Screen Rate; or

(b)           (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Margin means the margin payable by the Lender for borrowings under the Carphone Facility, initially 0.75 per cent. per annum until delivery of a Compliance Certificate for the Relevant Period ended 31st March 2009.

Market Disruption Event means:

(a)           at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none of the Reference Banks supplies a rate to the Lender to determine LIBOR for the relevant currency and period; or

(b)           before close of business in London on the Quotation Day for the relevant Interest Period, the Company receives notification from the Lender that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

Material Adverse Effect means a material adverse effect on the ability of the Company to perform and comply with the financial covenant in Clause 19 (Financial Covenant) and/or any payment obligations under any Finance Document.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)           if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)           if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month;

(c)           notwithstanding sub-paragraph (a) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

The above rules will only apply to the last Month of any period.

Net Debt means, as at any particular time, Total Debt as at that time, less:

(a)           any cash in hand or on deposit at call with any bank or financial institution incorporated in any OECD country;

(b)           certificates of deposit, maturing within one year after the relevant date of calculation, issued by an Acceptable Bank;

(c)           any investment in marketable obligations issued or guaranteed by the government of the United States of America, the U.K. or a member state of the European Union with a credit rating of AAA by Standard & Poor’s Ratings Group or Fitch Limited or Aaa by Moody’s Investors Services, Inc. or by an instrumentality or agency of the government of the United States of America, the U.K. or such member state of the European Union having an equivalent credit rating to the government of the United States of America, the U.K. or such member state of the European Union respectively;

(d)           open market commercial paper, corporate bonds or similar investments:

(i)            for which a recognised trading market exists;

(ii)           issued in the United States of America, the U.K. or a member state of the European Union with a credit rating of AAA by Standard & Poor’s Ratings Group or Fitch Limited or Aaa by Moody’s Investors Services, Inc.;

(iii)          which mature within one year after the relevant date of calculation or which are repayable at call; and

(iv)          which, on the relevant date of calculation, has a:

(A)          short term credit rating of either A-1 by Standard & Poor’s Ratings Group, F-1 by Fitch Limited or P-1 by Moody’s Investors Services, Inc. in the case of investments maturing within one year of issue; or

(B)           long term credit rating of either A by Standard & Poor’s Ratings Group or Fitch Limited or A2 by Moody’s Investors Services, Inc. in the case of any other investments; or

(e)           the value of any investment in any money market or similar fund which in each case has a credit rating of either AAA by Standard & Poor’s Ratings Group or Fitch Limited or Aaa by Moody’s Investors Services, Inc. provided that:

(i)            that investment is repayable at call; or

(ii)           (A)          under the terms of that fund, a member of the Group has the right to be repaid the value of that investment on not more than 7 days’ notice; and

(B)           the maximum amount invested in such funds does not exceed £25,000,000 (or its equivalent in any other currencies) in aggregate at any time,

to the extent that:

(X)          the items in paragraphs (a) to (e) above (inclusive) are denominated in any freely convertible and transferable currencies;

(Y)           those items are beneficially owned by any member of the Group and are unencumbered by any Security (except for any Security securing obligations to the Lender under the Finance Documents); and

(Z)           no other person (except as a result of mandatory provisions of law applying to companies generally in the relevant jurisdiction of incorporation) has a prior claim which would at that time rank in priority to a claim by any other unsecured and unsubordinated creditor against those items on an insolvency of the relevant member of the Group.

Net Interest Expense means, in relation to any Relevant Period, the aggregate amount of interest and any other finance charges (whether or not paid, payable or capitalised) accrued by the Group in that Relevant Period in respect of Total Debt:

(a)            including the interest element of leasing and hire purchase payments;

(b)           including commitment fees, commissions, arrangement fees and guarantee fees; and

(c)            including amounts in the nature of interest payable in respect of any shares redeemable before the Final Maturity Date,

after (but without double counting):

(i)            adding back the net amount payable (or deducting the net amount receivable) by members of the Group in respect of that Relevant Period under any interest or (so far as they relate to interest) currency hedging arrangements; and

(ii)           deducting interest income of the Group in respect of that Relevant Period to the extent freely distributable to the Company in cash,

all as determined (except as needed to reflect the terms of Clause 19 (Financial Covenant)) from the financial statements of the Group and Compliance Certificates delivered under Clause 18.1 (Financial Statements) and Clause 18.2 (Compliance Certificate).

Optional Currency means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

Participating Member State has the meaning given to it in council Regulation EC. No 1103/97 of 17th June, 1997 made under Article 235 of the Treaty on European Union.

Party means a party to this Agreement and includes its successors in title.

Qualifying Lender means a person which is beneficially entitled to interest payable to that person in respect of an advance under a Finance Document and is:

(a)            a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)           a partnership, each member of which is a company resident in the United Kingdom for United Kingdom tax purposes or a company not resident in the United Kingdom for tax purposes but which carries on a trade in the United Kingdom through a branch or agency and is required to bring into account in computing its chargeable profits for the purposes of section 11(2) of the Taxes Act the whole of any share of interest payable to it in respect of that advance which is attributable to it by reason of sections 114 and 115 of the Taxes Act; or

(c)           a company not resident in the United Kingdom for United Kingdom tax purposes which carries on a trade in the United Kingdom through a branch or agency and brings interest payable to it in respect of that advance into account in computing its chargeable profits for the purposes of section 11(2) of the Taxes Act, and therefore satisfies one of the conditions in section 349B of the Taxes Act.

Quotation Day means, in relation to any period for which an interest rate is to be determined,

(a)           (if the currency is sterling) the first day of that period;

(b)           (if the currency is euro) two TARGET Days before the first day of that period; or

(c)           (for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

Reference Banks means the principal London offices of  Barclays Bank PLC and HSBC Bank PLC or such other banks as may be appointed by the Lender in consultation with the Company and the Guarantor.

Relevant Date means 31 March or 30 September in any year or the closest Saturday to these dates on which the Group prepares consolidated accounts.

Relevant Interbank Market means the London interbank market.

Relevant Period means each period of 52 or 53 weeks ending on a Relevant Date.

Repeating Representations means each of the representations set out in Clauses 17.1 (Status) to 17.4 (Power and Authority) and 17.5 (No Default).

Rollover Loan means one or more Loans:

(a)           made or to be made on the same day that a maturing Loan is due to be repaid;

(b)           the aggregate amount of which is equal to or less than the maturing Loan;

(c)           in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)           made or to be made to the Company for the purpose of refinancing a maturing Loan.

Screen Rate means in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Company.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement intended to and having substantially the same effect.

Specified Time means a time determined in accordance with Schedule 4 (Timetables).

Subsidiary means a subsidiary within the meaning of section 736 of the Companies Act 1985 and, for the purpose of Clause 19 (Financial Covenant) and in relation to financial statements of the Group, a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

TARGET means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises interlinked national real time gross settlement systems and the European Central Bank’s payment mechanism and which began operations on 4 January 1999.

TARGET2 means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

TARGET Day means:

(a)           until such time as TARGET is permanently closed down and ceases operations, any day on which both TARGET and TARGET2 are; and

(b)           following such time as TARGET is permanently closed down and ceased operations, any day on which TARGET2 is,

open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Taxes Act means the Income and Corporation Taxes Act 1988.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means an increased payment made by the Company to the Lender under Clause 13.1 (Tax Gross-Up).

Total Debt means, as at any particular time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of the Financial Indebtedness of members of the Group owed to persons outside the Group other than any indebtedness referred to in paragraph (g) of the definition of Financial Indebtedness, and any guarantee or indemnity in respect of that indebtedness, and without double-counting items referred to in the definition of Financial Indebtedness.

For this purpose, any amount outstanding or repayable in a currency other than sterling shall on that day be taken into account:

(a)           if an audited consolidated balance sheet of the Group has been prepared as at that day, in their sterling equivalent at the rate of exchange used for the purpose of preparing that balance sheet; and

(b)           in any other case, in their sterling equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with GAAP.

Treaty on European Union means the Treaty of Rome signed on 25th March, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty on 7th February, 1992.

UK Listing Rules means the listing rules of the UK Listing Authority.

Unpaid Sum means any sum due and payable but unpaid by the Company and/or the Guarantor under the Finance Documents.

Utilisation means a utilisation of the Facility.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 2 (Utilisation Request).

VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2          Construction

(a)           Any reference in this Agreement to:

(i)            assets includes present and future properties, revenues and rights of every description;

(ii)           determines or determined means, in relation to Clause 13 (Tax Gross Up), a determination made in the absolute discretion of the person making the determination;

(iii)          a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)          financial statements of the Company includes a reference to the audited and unaudited consolidated financial statements to be delivered under Clause 18.1 (Financial Statements);

(v)           indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)          a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)         a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)        a provision of law is a reference to that provision as amended or re-enacted; and

(ix)           unless a contrary indication appears, a time of day is a reference to London time.

(b)           Section, Clause and Schedule headings are for ease of reference only.

(c)           Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)           A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(e)           If the directors of any member of the Group obtain a moratorium under Section 1A of the Insolvency Act 1986, the ending of such moratorium will not remedy any Event of Default which occurred as a result of such moratorium.

1.3          Third Party Rights

A person who is not a Party has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITY

2.             THE FACILITY

2.1          The Facility

Subject to the terms of this Agreement, the Lender makes available to the Company a multicurrency revolving credit facility in an amount equal to the Commitment.

3.             PURPOSE

3.1          Purpose

The Company shall apply the amounts borrowed by it under the Facility towards the general corporate purposes of the Group.

3.2          Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

SECTION 3

UTILISATION

4.             CONDITIONS OF UTILISATION

4.1          Initial conditions precedent

The Company may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Lender, acting reasonably.  The Lender shall notify the Company and the Guarantor promptly upon being so satisfied.

4.2          Further conditions precedent

The Lender will only be obliged to make a Loan if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)            in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(ii)           the Repeating Representations to be made by the Company are true in all material respects.

4.3          Conditions relating to Optional Currencies

A currency will constitute an Optional Currency in relation to a Loan if it:

(a)           is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; or

(b)           is approved by the Lender.

4.4          Maximum Number of Loans

Unless the Lender agrees, a Utilisation Request may not be given if, as a result, there would be more than 10 Loans outstanding.

5.             UTILISATION

5.1          Delivery of a Utilisation Request

The Company may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.

5.2          Completion of a Utilisation Request

(a)           Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)            the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)           the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)          the proposed Interest Period complies with Clause 10 (Interest Periods); and

(iv)          it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation or, in the case of euro, the principal financial centre of a Participating Member State or London) to which the proceeds of the Utilisation are to be credited.

(b)           Only one Loan may be requested in each Utilisation Request.

5.3          Currency and amount

(a)           The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)           The amount of the proposed Loan must be:

(i)            if the currency selected is the Base Currency, a minimum of £5,000,000 and an integral multiple of £1,000,000 or, if less, the Available Commitment; or

(ii)           if the currency selected is an Optional Currency, the minimum amount (or an integral multiple, if required) specified by the Lender as being the minimum amount for that currency (being the amount determined by the Lender to be the nearest appropriate equivalent amount to the amount described in sub-paragraph (i) above) or, if less, the Available Commitment.

5.4          Availability of Loans

(a)           If the conditions set out in this Agreement have been met, the Lender shall make each Loan available by the Utilisation Date.

(b)           The Lender is not obliged to make a Loan if, as a result, the Loans would exceed the Commitment.

(c)           The Lender shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency.

6.             OPTIONAL CURRENCIES

6.1          Selection of currency

The Company shall select the currency of a Loan in a Utilisation Request.

6.2          Unavailability of a currency

(a)           If before the Specified Time on any Quotation Day:

(i)            the Optional Currency requested is not readily available to the Lender in the amount required; or

(ii)           compliance with the Lender’s obligation to make available a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Lender will give notice to the Company to that effect by the Specified Time on that day.  In this event, the Lender will be required to make the Loan in the Base Currency (in an amount equal to the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to the Base Currency Amount of the maturing Loan that is to be repaid).

(b)           A Loan will still be treated as a Rollover Loan if it is not denominated in the same currency as the maturing Loan by reason only of the operation of this subclause.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.             REPAYMENT

(a)           The Company must repay each Loan in full on the last day of the Interest Period applicable to that Loan.

(b)           Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be reborrowed.

8.             PREPAYMENT AND CANCELLATION

8.1          Mandatory prepayment - Illegality

If it becomes unlawful in any jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or have outstanding any Loan:

(a)           the Lender shall promptly notify the Company upon becoming aware of that event;

(b)           upon the Lender notifying the Company, the Commitment will be immediately cancelled; and

(c)           the Company shall repay the Loans on the last day of the Interest Period for each Loan occurring after the Lender has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Company (being no earlier than the last day of any applicable grace period permitted by law).

8.2          Automatic cancellation

The Commitment will be automatically cancelled at the close of business on the last day of the Availability Period.

8.3          Voluntary cancellation

The Company may, if it gives the Lender and the Guarantor not less than five Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of £5,000,000 and an integral multiple of £1,000,000) of the Available Commitment.

8.4          Voluntary prepayment of Loans

The Company may, if it gives the Lender and the Guarantor not less than five Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of £5,000,000 and an integral multiple of £1,000,000).

8.5          Restrictions

(a)           Any notice of cancellation or prepayment given by any Party under this Clause 8 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)           Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)           Any part of the Facility which is repaid in accordance with Clause 7 (Repayment) or prepaid in accordance with Clause 8.4 (Voluntary prepayment of Loans) may be reborrowed in accordance with the terms of this Agreement.

(d)           The Company shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)           No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

SECTION 5

COSTS OF UTILISATION

9.                                      INTEREST

9.1                               Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the:

(a)                                  Margin; and

(b)                                 LIBOR.

9.2                               Payment of interest

The Company shall pay accrued interest on each Loan on the last day of its Interest Period (and if that Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3                               Default interest

(a)                                  If the Company fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the sum of 1 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably).  Any interest accruing under this Clause 9.3 shall be immediately payable by the Company on demand of the Lender.

(b)                                 However if the overdue amount is principal of a Loan and became due on a day other than the last day of an Interest Period relating to that Loan, the first Interest Period applicable to that overdue amount shall be of a duration equal to the unexpired portion of that Interest Period and the rate of interest on that overdue amount for that Interest Period shall be the sum of 1 per cent. and the rate applicable to it immediately before it became due.

(c)                                  Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4                               Notification of rates of interest

The Lender shall promptly notify the Company of the determination of a rate of interest under this Agreement.

10.                               INTEREST PERIODS

10.1                        Selection of Interest Periods

(a)                                  Each Loan has one Interest Period only.

(b)                                 The Company must select an Interest Period for a Loan in the Utilisation Request for that Loan.

(c)                                  Subject to this Clause 10, the Company may select an Interest Period of one, two, three or six Months or for four or five weeks or any other period agreed between the Company and the Lender.

(d)                                 An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

10.2                        Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.                               CHANGES TO THE CALCULATION OF INTEREST

11.1                        Absence of Quotations

Subject to Clause 11.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Bank.

11.2                        Market disruption

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on that Loan for the Interest Period shall be the rate per annum which is the sum of:

(a)                                  the Margin; and

(b)                                 the rate notified to the Company by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select.

11.3                        Alternative Basis of Interest or Funding

(a)                                  If a Market Disruption Event occurs and the Lender or the Company so requires, the Lender and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                                 Any alternative basis agreed pursuant to paragraph (a) above shall be binding on all Parties.

11.4                        Break Costs

(a)                                  The Company shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Company on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                                 The Lender shall, as soon as reasonably practicable after a demand by the Company, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.                               FEES

12.1                        Arrangement Fee

(a)                                  Subject to paragraph (b) below, the Company shall pay to the Lender an arrangement fee in the Base Currency computed at a rate of 0.325 per cent. of the Commitment (such amount being GBP1,543,750 (One Million Fivee Hundred and Forty Three Thousand d Seven  Hundred and Fifty pounds sterling). The arrangement fee is payable in 60 (sixty) instalments of GBP25,729.17 (Twenty Five Thousand Seven Hundred and Twenty Nine pounds sterling and Seventeen new pence) from the date of this Agreement and monthly thereafter until the Final Maturity Date.

(b)                                 If additional fees for the purpose of maintaining, amending, obtaining waivers or any other purpose are payable by the Lender in respect of  the Carphone Facility, the amounts payable in 12.1 (a)  will be increased to take account of such additional fees.

(c)                                  If the whole Commitment is cancelled under this Agreement, the obligation of the Company to pay any further instalments of the arrangement fee referred to in paragraph (a) above after the date of cancellation shall terminate.

12.2                        Commitment Fee

(a)                                  The Company shall pay to the Lender a commitment fee in the Base Currency computed at the rate of 40 per cent. of the Margin which would then be applicable to new Loans on the undrawn, uncancelled amount of each Lender’s Commitment during the Availability Period..

(b)                                 The accrued commitment fee is calculated on a daily basis and is payable from and including the date of this Agreement quarterly in arrear.  The accrued commitment fee is also payable to the Lender on the date the Commitment is cancelled in full.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.                               TAX GROSS UP

13.1                        Tax Gross-Up

(a)                                  Each of the Company and the Guarantor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                 The Company, the Guarantor or the Lender shall promptly upon becoming aware that the Company or the Guarantor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the other parties accordingly.

(c)                                  If a Tax Deduction is required by law to be made by the Company or the Guarantor, as the case may be, the amount of the payment due from the Company or the Guarantor, as the case may be, shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                 The Company and the Guarantor is not required to make an increased payment to the Lender under (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on the Loan, if on the date on which the payment falls due, the Company or the Guarantor is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction if it was a Qualifying Lender, but on that date the Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Party under this Agreement in (or the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or concession of any relevant taxing authority.

(e)                                  If the Company or the Guarantor is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                                    Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company or the Guarantor, as the case may be, shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.2                        Tax Credit

If the Company or the Guarantor makes a Tax Payment and the Lender determines that:

(a)                                  a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)                                 the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Company or the Guarantor, as the case may be, which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Company or the Guarantor, as the case may be.

13.3                        Stamp Taxes

The Company shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.4                        Value Added Tax

(a)                                  All consideration expressed to be payable under a Finance Document by any Party to the Lender shall be deemed to be exclusive of any VAT.  If VAT is chargeable on any supply made by the Lender to any Party in connection with a Finance Document, that Party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)                                 Where a Finance Document requires any Party to reimburse the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that it is not entitled to a credit or repayment in respect of that VAT.

14.                               INDEMNITIES

14.1                        Currency Indemnity

(a)                                  If any sum due from the Company or the Guarantor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)                                     making or filing a claim or proof against the Company or the Guarantor, as the case may be;

(ii)                                  obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Company or the Guarantor, as the case may be, shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Lender at the time of its receipt of that Sum.

(b)                                 Each of the Company and the Guarantor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2                        Other Indemnities

The Company shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)                                  the occurrence of any Event of Default;

(b)                                 a failure by the Company to pay any amount due under a Finance Document on its due date;

(c)                                  funding, or making arrangements to fund a Loan requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(d)                                 a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company.

15.                               COSTS AND EXPENSES

15.1                        Amendment Costs

If:

(a)                                  the Company requests an amendment, waiver or consent; or

(b)                                 an amendment is required pursuant to Clause 23.7 (Change of Currency),

the Company shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

15.2                        Enforcement Costs

The Company shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

16.                               GUARANTEE

16.1                        Guarantee

Subject to the provisions of Clause 16.2 (Limitation), the Guarantor, at the Company’s request, irrevocably and unconditionally undertakes with the Lender that whenever the Company does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall within 5 Business Days of demand pay that amount as if it was the principal obligor.

16.2                        Limitation

Notwithstanding the other provisions of this Clause 16, the Guarantee is not intended to be, and shall not be construed as, a guarantee of the whole of the indebtedness of the Company under any Finance Document, and the maximum liability of the Guarantor under the Guarantee shall be limited to an amount which is equivalent to 50% of the amount unpaid by the Company under any Finance Document.

16.3                        Waiver of defences

The obligations of the Guarantor under the Guarantee will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under the Guarantee (without limitation and whether or not known to it or the Lender) including:

(a)                                  with the prior written consent of the Guarantor, any time, waiver or consent granted to, or composition with, the Lender or other person;

(b)                                 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Lender or any other person;

(c)                                  with the prior written consent of the Guarantor, any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(d)                                 any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(e)                                  any insolvency or similar proceedings.

16.4                        Immediate recourse

The Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under the Guarantee.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.5                        Additional security

The Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

16.6                        Guarantee payment

(a)                                  The Company shall immediately on demand reimburse the Guarantor for any payment it makes under the Guarantee.

(b)                                 The Company irrevocably and unconditionally authorises the Guarantor to pay any claim made or purported to be made under the Guarantee.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.                               REPRESENTATIONS

The Company makes the representations and warranties set out in this Clause 17 to the Lender on the date of this Agreement.

17.1                        Status

(a)                                  It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)                                 It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.2                        Binding Obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

17.3                        Non-Conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)                                  any law or regulation applicable to it;

(b)                                 the constitutional documents of any member of the Group; or

(c)                                  any material agreement or instrument relating to Financial Indebtedness or any other material agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets.

17.4                        Power and Authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5                        No Default

(a)                                  No Event of Default is continuing or would result from the making of any Utilisation.

(b)                                 No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which would have a Material Adverse Effect.

17.6                        Pari Passu Ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies in its jurisdiction of incorporation generally.

17.7                        No Proceedings Pending or Threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

17.8                        Repetition

The Repeating Representations are deemed to be made by the Company by reference to the facts and circumstances then existing on the date of each Utilisation Request and on the first day of each Interest Period.

18.                               INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Commitment is in force.

18.1                        Financial Statements

(a)                                  The Company shall supply to the Lender, as soon as the same become available, but in any event within 120 days after the end of each of its Financial Years, its audited consolidated financial statements for that Financial Year; and

(b)                                 As soon as the same become available, but in any event within 90 days after the end of the first half of each of its Financial Years, its unaudited consolidated financial statements for that financial half year.

18.2                        Compliance Certificate

(a)                                  The Company shall supply to the Lender and the Guarantor, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 18.1 (Financial Statements), a Compliance Certificate:

(i)            setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial Covenant) as at the date as at which those financial statements were drawn up or as at the last day of the relevant period;

(ii)           setting out the extent of any adjustments to EBITDA pursuant to Clause 19.3 (EBITDA adjustments); and

(iii)          confirming that no Default is continuing (or if a Default is continuing, specifying the Default and the steps being taken to remedy it).

(b)                                 Each Compliance Certificate shall be signed by two directors of the Company.

18.3                        Requirements as to Financial Statements

(a)                                  Each set of financial statements delivered by the Company pursuant to Clause 18.1 (Financial Statements) shall be certified by a director of the Company as fairly representing its financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)                                 The Company shall procure that the consolidated financial statements of the Company delivered pursuant to Clause 18.1 (Financial Statements) are prepared using GAAP.

18.4                        Information: Miscellaneous

The Company shall supply to the Lender:

(a)                                  all documents dispatched by the Company to its shareholders generally (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)                                 promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

(c)                                  promptly, such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request.

18.5                        Notification of Default

(a)           The Company shall notify the Lender and the Guarantor of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)           Promptly upon a request by the Lender and/or the Guarantor, the Company shall supply to the Lender and/or the Guarantor a certificate signed by two of its directors or senior officers on its behalf certifying that so far as they are aware (without personal liability) no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.                               FINANCIAL COVENANT

19.1                        Financial Condition

(a)                                  The Company shall ensure that the ratio of Net Debt (as at any Relevant Date falling on 31 March 2009 and thereafter) to EBITDA (in respect of the Relevant Period ending on that Relevant Date) will not be greater than 3.0 to 1.

(b)                                 In the event the Company acquires any business or part of any business or any company or any shares in any company where such acquisition would constitute a Class 1 transaction for the purpose of the UK Listing Rules, the financial ratio mentioned in (a) above shall not be tested on any Relevant Date which falls less than six (6) months after the completion of such acquisition.

19.2                        Financial Covenant Calculations

EBIT, EBITDA, Net Interest Expense, Net Debt and Total Debt shall be calculated and interpreted on a consolidated basis in accordance with GAAP and shall be expressed in sterling.

19.3                        EBITDA adjustments

(a)                                  This Clause 19.3 applies if, and to the extent that, any member of the Group acquires or disposes of any business or Subsidiary after the date of this Agreement.

(b)                                 For any Relevant Period ending less than 12 Months after the date on which any such business or Subsidiary is acquired, EBITDA will be calculated on a pro forma basis as if such business or Subsidiary had been acquired by the Group at the beginning of that Relevant Period.

(c)                                  For any Relevant Period ending less than 12 Months after the date on which any such business or Subsidiary is disposed of, EBITDA will be calculated on a pro forma basis as if such business or Subsidiary had been disposed of by the Group at the beginning of that Relevant Period.

(d)                                 If any adjustment is made to EBITDA for any Relevant Period pursuant to this Clause 19.3, the Company will set out in the Compliance Certificate for that Relevant Period details of that adjustment.

20.                               GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Commitment is in force.

20.1                        Authorisations

The Company shall promptly:

(a)                                  obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)                                 supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2                        Compliance with Laws

The Company shall comply in all respects with all laws, regulations and Authorisations to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3                        Negative Pledge

(a)                                  Subject to paragraph (c) below, the Company shall not (and shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)                                 Subject to paragraph (c) below, the Company shall not (and shall ensure that no other member of the Group will):

(i)            sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(ii)           sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)          enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)          enter into any other preferential arrangement intended to have and having substantially the same commercial effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)                                  Paragraphs (a) and (b) above do not apply to:

(i)            any netting or set-off or lien arrangement (including, but not limited to, cash pooling arrangements), entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)           any lien arising by operation of law and in the ordinary course of trading;

(iii)          any lien created by a Subsidiary in favour of a bank in the ordinary course of its banking arrangements pursuant to standard banking terms of business;

(iv)          any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

I.              the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

II.            the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

III.           the Security is removed or discharged within three Months of the date of acquisition of such asset;

(v)                                 any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

I.              the Security was not created in contemplation of the acquisition of that company;

II.            the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

III.           the Security is removed or discharged within three Months of that company becoming a member of the Group;

(vi)                              any Security created with the prior written consent of the Lender and the Guarantor;

(vii)                           any Security over goods and documents of title to goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trading; or

(viii)                        any Security securing indebtedness and/or any sale and leaseback involving an asset or assets the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security and/or any sale and leaseback involving an asset or assets other than any permitted under paragraphs (i) to (vii) above) does not exceed £25,000,000 (or its equivalent in another currency or currencies) outstanding at any time.

20.4        Insurance

The Company shall (and shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business.

20.5                        Ranking of Obligations

The Company will ensure that its payment obligations under the Finance Documents rank and will at all times rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.                               EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 21 is an Event of Default.

21.1                        Non-Payment

The Company does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)                                  its failure to pay is caused by administrative or technical error; and

(b)                                 payment is made within three Business Days of its due date.

21.2                        Financial and other Covenants

(a)                                  Any requirement of Clause 19 (Financial Covenant) is not satisfied;

(b)                                 The Company does not comply with Clause 3.1 (Purpose) or 20.5 (Ranking of Obligations);

(c)                                  No Event of Default under paragraph (b) above will occur if the failure to comply is capable of remedy and is remedied within 21 days of the Lender giving notice to the Company or the Company becoming aware of the failure to comply.

21.3                        Insolvency

(a)                                  The Company or the Guarantor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)                                 The value of the assets of the Company or the Guarantor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)                                  A moratorium is declared in respect of any indebtedness of the Company or the Guarantor.

21.4                        Insolvency Proceedings

Any corporate action, legal proceedings or other procedure or step is taken (other than a petition for winding-up filed by a creditor which is contested in good faith and is withdrawn or discharged by the date which is the earlier of 21 days after its presentation and the hearing date for such petition) in relation to:

(a)           the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company or the Guarantor;

(b)                                 a composition, assignment or arrangement with any creditor of the Company or the Guarantor;

(c)                                  the appointment of a receiver, administrator, administrative receiver, compulsory manager, liquidator (other than in respect of a solvent liquidation of a member of the Group other than the Company) or other similar officer in respect of the Company or the Guarantor or any of its assets;

(d)                                 enforcement of any Security over any assets of the Company securing an amount in excess of £5,000,000 (or its equivalent in any other currency or currencies),

or any analogous procedure or step is taken in any jurisdiction.

21.5                        Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Company and is not discharged within 14 days.

21.6                        Unlawfulness

(a)                                  It is or becomes unlawful for the Company or the Guarantor to perform all or any of its obligations under the Finance Documents.

(b)                                 Any Finance Document is not valid or effective in accordance with its terms or is alleged by the Company or the Guarantor to be ineffective in accordance with its terms for any reason.

21.7                        Repudiation

The Company or the Guarantor repudiates a Finance Document.

21.8                        Acceleration

On and at any time after the occurrence of an Event of Default the Lender may, by notice to the Company and the Guarantor:

(a)                                  cancel the Commitment whereupon it shall immediately be cancelled;

(b)                                 declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)                                  declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

21.9                        Right to Cure Financial Covenant

Notwithstanding anything to the contrary contained in this Clause 21, in the event that the Company fails to comply with the requirements of the financial covenant referred to in Clause 19 (Financial Covenant) (the Financial Covenant), until the thirtieth day subsequent to delivery of the Compliance Certificate, the Company shall have the right to arrange the contribution of equity by way of cash injection to the capital of the Company (collectively, the Cure Right), and with the consent of the Lender (such consent not to be unreasonably withheld) and upon the receipt by the Company of such cash (the Cure Amount) pursuant to the exercise by the Company of such Cure Right the Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:

(a)                                  EBITDA shall be increased, in accordance with the definition thereof, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(b)                                 if, after giving effect to the foregoing recalculations, the Company shall then be in compliance with the Financial Covenant, the Company shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant which had occurred shall be deemed cured for all purposes of this Agreement.

SECTION 9

CHANGES TO THE PARTIES

22.                               CHANGES TO THE PARTIES

22.1                        Assignment and Transfer by the Company

The Company may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior written consent of the Lender and the Guarantor.

22.2                        Assignment and Transfer by the Lender

The Lender may not assign any of its rights or transfer any of its rights and obligations under the Finance Documents without the prior written consent of the Guarantor.

SECTION 10

ADMINISTRATION

23.                               PAYMENT MECHANICS

23.1                        Payments to the Lender

(a)                                  On each date on which the Company and/or the Guarantor is required to make a payment under a Finance Document, the Company and/or the Guarantor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                                 Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, London) with such bank as the Lender specifies.

23.2                        Distributions to the Company

The Lender may (with the consent of the Company or in accordance with Clause 24 (Set-Off)) apply any amount received by it for the Company in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Company under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

23.3                        Partial Payments

(a)                                  If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Company and/or the Guarantor under the Finance Documents, the Lender shall apply that payment towards the obligations of the Company under the Finance Documents in the following order:

(i)            first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(ii)           secondly, in or towards payment pro rata of any accrued fees, interest or commission due but unpaid under this Agreement;

(iii)          thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)          fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                                 Paragraphs (a) will override any appropriation made by the Company.

23.4                        No set-off by the Company

Subject to the provisions of Clause 33 (Lender indebtedness), all payments to be made by the Company under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

23.5                        Business Days

(a)                                  Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

23.6                        Currency of Account

(a)                                  A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that principal amount is denominated on its due date.

(b)                                 Each payment of interest shall be made in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)                                  Each payment in respect of costs, expenses or Taxes shall be made in the currency in which they are incurred.

(d)                                 Each other amount payable under the Finance Documents is payable in sterling.

23.7                        Change of Currency

(a)                                  Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)            any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Company and the Guarantor); and

(ii)           any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)                                 If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Company and the Guarantor) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

24.                               SET-OFF

The Lender may set off any matured obligation due from the Company under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Company, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

25.                               NOTICES

25.1                        Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

25.2                        Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is, in the case of each of the Company, the Guarantor and the Lender, that identified with its name below or any substitute address, fax number or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days’ notice.

25.3                        Delivery

(a)                                  Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)            if by way of fax, when received in legible form; or

(ii)           if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 25.2 (Addresses), if addressed to that department or officer.

(b)                                 Any communication or document to be made or delivered to the Lender or the Guarantor will be effective only when actually received by the Lender or the Guarantor and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s or the Guarantor’s signature below (or any substitute department or officer as the Lender or the Guarantor shall specify for this purpose).

(c)                                  Any communication made to the Lender or the Guarantor by fax must subsequently be confirmed by way of letter provided that non-receipt of such letter by the Lender or the Guarantor does not invalidate or render ineffective in any way the initial fax communication.

25.4                        English Language

(a)                                  Any notice given under or in connection with any Finance Document must be in English.

(b)                                 All other documents provided under or in connection with any Finance Document must be:

(i)                                     in English; or

(ii)                                  if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

26.                               CALCULATIONS AND CERTIFICATES

26.1                        Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

26.2                        Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

26.3                        Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days for any amounts denominated in the Base Currency, a year of 360 days for amounts denominated in any Optional Currency or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

27.                               PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

28.                               REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

29.                               AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the consent of the Lender, the Company and the Guarantor and any such amendment or waiver will be binding on all Parties.

30.                               COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

31.                               GOVERNING LAW

This Agreement is governed by English law.

32.                               ENFORCEMENT

(a)                                  The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)                                 The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                  This Clause 32 is for the benefit of the Lender only.  As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

33.                               LENDER INDEBTEDNESS

Notwithstanding any other provisions of this Agreement:

(a)                                  any indebtedness owed by the Lender to the Company shall accrue interest at the percentage rate per annum which is the aggregate of the:

(i)                                     Margin; and

(ii)                                  LIBOR;

(b)                                 the amount payable by the Company under this Agreement on any relevant date shall be the amount owed by the Company under this Agreement minus the amount of any indebtedness including interest accrued thereon owed by the Lender to the Company on such date; and

(c)                                  without prejudice to the generality of the foregoing, if the Lender exercises its rights pursuant to Clause 21.8 (Acceleration) or if the Commitment is otherwise cancelled in accordance with this Agreement:

(i)            the amount payable by the Company under this Agreement shall be reduced by the amount of any indebtedness including interest accrued thereon owed by the Lender to the Company; and

(ii)           if after applying the reduction in paragraph (i) above indebtedness is still owed by the Lender to the Company, the Lender shall pay such indebtedness including interest accrued thereon to the Company as the Company may direct.

For the purpose of this Clause 33, indebtedness shall exclude intra-group trading indebtedness.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

1.             The Company

1.1           A copy of the constitutional documents of the Company.

1.2           A copy of a resolution of the board of directors of the Company:

(a)                                  approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)                                 authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)                                  authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3           A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.4           A certificate of the Company (signed by a director) confirming that borrowing the Commitments would not cause any borrowing or similar limit binding on the Company to be exceeded.

1.5           A certificate of an authorised signatory of the Company certifying that each copy document relating to it specified in this paragraph 1 of Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.             Other Documents and Evidence

2.1                                 A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary (if it has notified the Company accordingly prior to the date of this Agreement) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

2.2           Evidence that the fees then due from the Company pursuant to Clause 12 (Fees) have been paid or will be paid by the first Utilisation Date.

SCHEDULE 2

UTILISATION REQUEST

From:      Best Buy Europe Distributions Ltd

To:          The Carphone Warehouse Group PLC

Dated:

Dear Sirs

Best Buy Europe Distributions Ltd —£475,000,000 Facility Agreement
dated [                   ] (the Facility Agreement)

1.                                       We wish to draw-down a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Commitment

Interest Period:	[ ]

2.                                       We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

3.                                       The proceeds of this Loan should be credited to [account].

4.                                       This Utilisation Request is irrevocable.

Yours faithfully

Authorised Signatory of	Authorised Signatory of
Best Buy Europe Distributions Ltd	Best Buy Europe Distributions Ltd

SCHEDULE 3

FORM OF COMPLIANCE CERTIFICATE

To:          The Carphone Warehouse Group PLC

From:      Best Buy Europe Distributions Ltd

Dated:

Dear Sirs

Best Buy Europe Distributions Ltd  - £475,000,000 Facility Agreement
dated [                   ] (the Facility Agreement)

1.                                       We refer to the Facility Agreement.  This is a Compliance Certificate.

2.                                       [We confirm that no Default is continuing.](1)

3.                                       We confirm that the ratio of Net Debt to EBITDA in respect of the Relevant Period ended on [                   ] was [                   ] to 1; and

4.                                       [EBITDA has been adjusted pursuant to Clause 19.3 (EBITDA adjustments) as follows:

[                                            ].]

This certificate is given without personal liability.

Signed:

	Director	Director

	of	of

	Best Buy Europe Distributions Ltd	Best Buy Europe Distributions Ltd

(1)                                  If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 4

TIMETABLES

D - refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

	Loans in sterling	Loans in other currencies

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D-1 1.00 p.m.	D-3 1.00 p.m.

Lender gives notice in accordance with Clause 6.2 (Unavailability of a currency)		Quotation Day 10.00 a.m.

LIBOR is fixed	Quotation Day as of 11.00 a.m.	Quotation Day as of 11.00 a.m.

SIGNATORIES

The Company

BEST BUY EUROPE DISTRIBUTIONS LIMITED		)
By:	/s/ John Noble	)
Best Buy Europe Distributions Limited
1 Portal Way
London W3 6RS

The Guarantor

BEST BUY CO., INC		)
By:	/s/ David P. Berg	)
7601 Penn Avenue South
Richfield
MN55423 -3645 — USA.

The Lender

THE CARPHONE WAREHOUSE GROUP PLC		)
By:	/s/ Roger Taylor	)
The Carphone Warehouse Group PLC
1 Portal Way
London W3 6RS